EXHIBIT 10.12

              SEPARATION AGREEMENT AND WAIVER OF RIGHTS AND CLAIMS

     This Agreement is by and between David Warman, 151 Meadows End Road, Monroe, Connecticut 06468 ("Mr. Warman"), and Iroquois Pipeline Operating Company, a Delaware corporation, with offices at 1 Corporate Drive, Suite 600, Shelton, CT 06484-6211 ("IPOC"), and IPOC as agent for Iroquois Gas Transmission System, L.P. ("IGTS"), a Delaware limited partnership. IGTS and IPOC collectively shall be referred to as "Iroquois".

1. Mr. Warman's employment with IPOC shall be terminated July 31, 2003. Mr. Warman will be paid his full salary, including any and all benefits, through that date.

2. This Agreement settles any and all claims and disputes Mr. Warman has or may have against Iroquois and its officers, directors, employees, and agents, acting in their individual or corporate capacities, whether arising from his employment with Iroquois or anything else.

3. A. In consideration of this Agreement and the mutual promises contained herein, IPOC agrees to pay Mr. Warman the sum of two hundred three thousand one hundred twenty eight dollars and no cents ($203,128.00), less applicable withholding of taxes. Said sum shall be paid in five equal installments to commence upon the execution of this Agreement and the expiration of the revocation period contained in paragraph 15 of this Agreement and then on October 31, 2003, January 30, 2004, April 30, 2004, and July 30, 2004. In return for payment of these sums, through July 30, 2004, Mr. Warman agrees to

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     cooperate fully with Iroquois with respect to any current or future disputes, claims, actions, negotiations, litigations, arbitrations and/or mediations arising out of the Eastchester extension project, including but not limited to assisting in preparation of documents within his field of expertise, providing testimony if required, and participating in preparation meetings with Iroquois personnel, consultants, and counsel, as required. On and after August 2, 2004, Mr. Warman will provide such cooperation as needed in return for Iroquois's payment to Mr. Warman of a consulting fee of $125 per hour for time spent in actual consultation with Iroquois. For all such cooperation (both before and after August 2, 2004), Iroquois shall pay to Mr. Warman his reasonable expenses in connection with his services. Iroquois shall not compensate Mr. Warman for any lost wages or salary or consulting fees in connection with his employment or retention by any other employer. Iroquois and Mr. Warman agree that each of them will use their best efforts to cooperate fully in scheduling Mr. Warman's services so as to minimize his inconvenience or disruption of future employment.

         B. In addition, IPOC shall pay to Mr. Warman the sum of eleven thousand two hundred twenty four dollars and twenty cents ($11,224.20), to be retained and held by IPOC, to be utilized to make monthly payments for Mr. Warman's medical coverage through "COBRA", commencing August 2003 to and including August 2004. Mr. Warman may choose an additional six months of COBRA coverage thereafter, at his own expense.

4. IPOC agrees not to contest any claim that Mr. Warman may make for unemployment insurance benefits.

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5.   Mr. Warman agrees that he is receiving monetary compensation under this
     Agreement, including the payments described in Paragraph 3, to which he would not otherwise be entitled if he did not enter into this Agreement.

6. By this Agreement executed today, Mr. Warman releases Iroquois and its officers, directors, employees, agents, shareholders, parent, subsidiary and affiliated corporations, and employee benefit plans, from any claim he might have or has against them, whether acting in their individual or corporate capacities, for anything, including claims arising from his employment, including but not limited to any claim under common law negligence claims; the Americans With Disabilities Act of 1990, 42 U.S.C. ss.12101 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. ss.651 et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C. ss. 4980B; the Family and Medical Leave Act of 1993, 29 U.S.C. ss. 2601 et seq.; the National Labor Relations Act, 29 U.S.C. ss.151 et seq.; the Fair Labor Standards Act, 29 U.S.C. ss.201 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss.1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.2000 et seq.; the Civil Rights Act of 1991, Pub. L. No. 102-166; Sections 1981 through 1988 of Title 42 of the United States Code, 42 U.S.C. ss.ss. 1981-1988; the Equal Pay Act of 1963, 29 U.S.C. ss.206(d); the Age Discrimination in Employment Act, 29 U. S. C. ss.621 et seq., as amended; the Vocational Rehabilitation Act of 1973, 29 U.S.C.ss. 791 et seq.; Older Workers Benefit Protection Act, 29 U.S.C. ss.626(F); Connecticut's Human Rights and Opportunities Law, Connecticut General Statutes Chapter 814c et seq.; Connecticut Whistleblower Laws, Title 31, Chapter 557, Part II,

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     Section 31-51m, Title 4 Chapter 48, section 4-61dd, Title 16, Chapter 277,
     Section 16-8a et seq.; Connecticut wage-hour and wage-payment laws, regulations, and orders; Connecticut's Family and Medical Leave Law, Public Act No. 96-140; and/or any other federal, state or local human rights, civil rights, wage-hour, wage-payment (and all wage orders and interpretations), pension, labor or other laws, rules and/or regulations, constitutions, ordinances, public policy, contract claims (whether oral or written, express or implied), or tort or other claim arising under the common law, or any other claim or action instituted against Iroquois, based upon any conduct occurring up to and including the date of the complete execution of this Agreement, and any claim or charge of sexual harassment or discrimination based on race, color, age, sex, marital status, sexual orientation, conviction or arrest record, national origin, alienage or citizenship status, religion, creed or disability which has been or could be initiated in a federal, state or local court or administrative agency, including but not limited to any claim for employment or reinstatement to a position with Iroquois. Mr. Warman understands that the only rights or claims which he has at this time which he is not releasing and waiving are his rights to receive that which he is entitled to receive under this Agreement.

7. This Agreement represents a negotiated settlement between Iroquois and Mr. Warman, and Mr. Warman is entering into this Agreement knowingly and voluntarily. Mr. Warman has had sufficient and reasonable time to review this Agreement and consult with any attorney with whom he wished to discuss this matter, before signing this Agreement. Mr. Warman acknowledges that if he chooses to forego the advice of an


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     attorney, he does so freely, knowingly and voluntarily, and waives any and all future claims that such action or actions would affect the validity of this Agreement.

8. Mr. Warman agrees that on or before July 31, 2003, he will return to Iroquois any property of Iroquois in his possession, including, but not limited to, computer equipment (including any hardware, software and printers), cell phones, credit cards, beepers, keys, and identification cards.

9. Mr. Warman agrees to keep this Agreement and each and every term thereof confidential and shall not disclose same to any third party, except his spouse, his accountant and his attorneys, except as may be required by law or judicial process. Iroquois and its officers and directors agree to keep this Agreement and each and every term thereof confidential and shall not disclose same to any third party except as may be required by law or judicial process.

10. Mr. Warman agrees not to disclose any confidential information made available to or learned by him in the course of the performance of his duties at IPOC and with respect to the business of Iroquois. The term "confidential" means information disclosed to Mr. Warman or known, learned, created or observed by Mr. Warman as a consequence of, or through Mr. Warman's employment by Iroquois concerning Iroquois and its employees, agents, he and contractors, which is confidential, privileged, secret or otherwise not generally known, including, but not limited to, information concerning research, memoranda, correspondence, other printed matter, photographs, films, reproductions, finances, billing and other related information.

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          Mr. Warman shall not take any original or copy of any document or other papers, computer diskettes, methods, procedures, etc., containing or disclosing such confidential information or documents or summaries containing the substance of any part thereof. Any records prepared by Mr. Warman or which came into Mr. Warman's possession during the period of employment with Iroquois are and remain the property of Iroquois and all such records and copies thereof shall either be left with or returned to Iroquois.

11. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors, and assigns.

12. Mr. Warman and Iroquois hereby expressly agree that it is not the intention of either party to violate any public policy, statute or common law by the representations, warranties and covenants contained herein. In this connection, the parties hereto believe that the provisions of this Agreement concerning confidentiality are fair and reasonable in light of the relationship of Mr. Warman and Iroquois.

13. Mr. Warman agrees that he will not disparage or make derogatory remarks concerning Iroquois or its officers, directors, employees, agents, shareholders, parent, subsidiary and affiliated corporations, and employee benefit plans, to any third party. Iroquois, its officers, directors and trustees agree that they will not disparage or make derogatory remarks concerning Mr. Warman to any third party.

14. Mr. Warman acknowledges that this settlement shall not be construed as an admission of any fault, wrongdoing or liability whatsoever on the part of Iroquois and its officers, directors, employees, agents, shareholders, parent, subsidiary and affiliated

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     corporations, and employee benefit plans, whether acting in their individual or corporate capacities, and that Iroquois and its officers, directors, employees, agents, shareholders, parent, subsidiary and affiliated corporations, and employee benefit plans, expressly deny that they violated any law or had any liability to Mr. Warman.

15. Mr. Warman acknowledges that he has the right, under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act to revoke this Agreement for a period of seven days following the date of its execution. To be effective, the revocation must be in writing and received within the seven-day period by Laura Citrano, Manager of Human Resources of Iroquois, 1 Corporate Drive, Suite 600, Shelton, CT 06484-6211. The revocation may be hand-delivered or faxed to Ms. Citrano at (203) 925-8544 within the seven-day period. Accordingly, this Agreement is not effective or enforceable until this seven-day period has expired, and Iroquois shall not be obligated to comply with the terms of the Agreement until the revocation period has expired. Unless Mr. Warman acts in accordance with the provisions of this paragraph within the specified revocation period, any attempt to revoke this Agreement shall be without any effect and Iroquois shall be entitled to continue to rely on the validity and enforceability of this Agreement.

16. As this Agreement contains a release of any claims under the Age Discrimination in Employment Act, Mr. Warman has at least twenty-one (21) days in which to consider this Agreement. Mr. Warman may elect to waive the twenty-one (21) day waiting period. Mr. Warman hereby waives the twenty-one
     (21) day waiting period freely and voluntarily and

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     with full knowledge of his rights and after consultation with his attorney, if any, and has initialed this paragraph to reflect such waiver. ________

17. The unenforceability or invalidity of any provision hereof shall in no way affect the enforceability or validity of any other provision.

18. This Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous agreement among the parties. This Agreement may not be modified, altered or amended except by a written instrument signed by the parties.


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19.  The provisions of this Agreement shall be governed by and construed in accordance with the Laws of the United States of America and State of Connecticut. Any action in law or equity relating to this Agreement shall be commenced in a Federal or Connecticut state court of appropriate jurisdiction located in Connecticut.

     Dated:  8/12, 2003                    By: /s/ Paul Bailey
                                               --------------------------
                                               for E. Jay Holm, President
                                               Iroquois Pipeline Operating
                                               Company, as agent for Iroquois
                                               Gas Transmission System, L.P.




                                           By: /s/ David Warman
                                               --------------------------
                                               David Warman


STATE OF CONNECTICUT)
                       ss.:
COUNTY OF FAIRFIELD)


     On August 12, 2003 before me personally came David Warman, to me known, and known to me to be the individual described herein, and who executed the foregoing Agreement, and duly acknowledged to me that he executed the same.


                                           /s/ Ann Marie Wheeler
                                           -------------------------------
                                                   Notary Public
                                           My commission expires 10/31/2006


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